Exhibit 99.1

Press Release

SiteOne Landscape Supply Has Entered into Term Loan Facility Amendments

ROSWELL, Ga. – November 28, 2016 –SiteOne Landscape Supply, Inc. (NYSE: SITE) (the “Company”), the largest and only national wholesale distributor of landscape supplies in the United States, today announced that certain of its subsidiaries have entered into certain amendments (the “Term Loan Facility Amendments”) to the Amended and Restated Credit Agreement, dated as of April 29, 2016 (the “Term Loan Facility”). The Term Loan Facility Amendments added an additional credit facility under the Term Loan Facility consisting of additional Tranche B Term Loans in an aggregate principal amount of approximately $274 million and increased the aggregate principal amount of Tranche B Term Loans to $299 million. Proceeds of the Tranche B Term Loans were used to repay in full the term loans outstanding under the Term Loan Facility and repay $21 million of borrowings outstanding under the asset-based loan facility.

Immediately prior to effectiveness of the Term Loan Facility Amendments, the Term Loan Facility bore interest at either an adjusted LIBOR rate plus an applicable margin equal to 5.25% or an alternative base rate plus an applicable margin equal to 4.25%. The Tranche B Term Loans bear interest at either an adjusted LIBOR rate plus applicable margin equal to 4.50% or an alternative base rate plus an applicable margin equal to 3.50%. The Tranche B Term Loans will mature on April 29, 2022.

The Term Loan Facility Amendments will result in an annual interest expense reduction of approximately $1.2 million, excluding the one-time write off of unamortized debt issuance costs and discounts in connection with the transaction.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply (NYSE: SITE), is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces. https://www.siteone.com/

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy and Development

470.270.7011

investors@siteone.com

SOURCE: SITEONE LANDSCAPE SUPPLY, INC.

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